Exhibit 99.1

NEWS RELEASE

For Immediate Release:

Maxwell Shoe Company Advises Shareholders To Take No Action At This Time

In Response To Jones Apparel Group’s Proposal

Maxwell Shoe Company Board To Review Proposal In Due Course

HYDE PARK, Mass. – February 25, 2004 – Maxwell Shoe Company, Inc. (NASDAQ: MAXS) advised shareholders to take no action at this time in response to an acquisition proposal announced today by Jones Apparel Group, Inc. (NYSE: JNY).

Maxwell Shoe Company’s Board of Directors, consistent with its fiduciary duties and in consultation with its financial advisor and legal counsel, will meet in due course to review and discuss the Jones Apparel Group proposal and thereafter will advise shareholders of its position regarding the proposal.

About Maxwell Shoe Company

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS® FOOTWEAR FOR WOMEN, J.G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

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Contacts:

Maxwell Shoe Company, Inc.

Richard Bakos, 617-333-4007